Exhibit 8.3

Opinion of Tian Yuan Law Firm Regarding People’s Republic of China Taxation

TIAN YUAN LAW FIRM 11F/Tower C, Corporate Square, 35 Financial Street Beijing 100033, P. R. China Tel: (8610) 8809-2188; Fax: (8610)8809-2150.

October 19, 2010

To:	SinoTech Energy Limited
3/F, No. 19 Ronghua South Road Beijing Economic-Technological Development Area Beijing 100176 People’s Republic of China

Re:	Legal Opinion on People’s Republic of China Taxation

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan), and as such are qualified to issue this opinion on the PRC Laws (as defined below).

We have acted as PRC legal counsel to SinoTech Energy Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed offer and sale by the Company of a number of American Depositary Shares (the “ADSs”); and (ii) the Company’s proposed list of the ADSs on the Nasdaq Global Market (the “Listing”).

For the purpose of the Listing, we have been requested to issue this letter with regard to the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Laws”, there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect) relating to certain PRC tax matters set forth in the Company’s registration statement on Form F-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) on October 12, 2010 under the U.S. Securities Act of 1933, as amended, including the prospectus that form a part of the Registration Statement (the “Prospectus”) under the caption “Taxation — PRC Taxation”.

Our opinion is subject to the following qualifications:

(a)         This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(b)         This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(c)          For the purpose of the Listing, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Prospectus under the caption “Taxation — PRC Taxation” are true and accurate based on the PRC Laws and that such statements constitute our opinion.

As the Company’s PRC counsel, we hereby agree to give consent for reference to our name in the sections of “Risk Factors”, “Enforcement of Civil Liabilities”, “Regulation”, “Taxation” and “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm